Exhibit 99.1
FOR IMMEDIATE RELEASE
Skullcandy Updates Fourth Quarter Outlook
Acquires Minority Interest in Mexico Joint Venture
Management to Present at 2016 ICR Conference

PARK CITY, UTAH – January 11, 2016 – Skullcandy, Inc. (NASDAQ: SKUL) today updated its outlook for the fourth quarter ended December 31, 2015.

Updated Fourth Quarter Outlook
For the fourth quarter, the Company now expects net sales to be approximately flat with 2014 levels, or increase approximately 2% on a currency neutral basis. The Company had previously forecasted net sales to increase by approximately 5-7%, or approximately 8-10% on a currency neutral basis, compared to the same quarter a year ago. Based on the sales shortfall attributable to disappointing holiday results, combined with the impact on gross margin from product mix shift driven by a higher percentage of gaming headset sales during the holiday season, the Company now expects fourth quarter diluted earnings per share on a U.S. GAAP basis between $0.20 and $0.22, compared to its previous outlook of $0.38 to $0.40.

This new outlook includes a $1.6 million pre-tax allowance for bad debt charge related to further challenges with a China distributor. Excluding this China related charge and associated tax rate impacts, fourth quarter diluted earnings per share is expected to be between $0.25 and $0.27.

The Company’s financial results are subject to finalization and audit of its financial closing procedures and results.

“During the fourth quarter, including the holiday period, we experienced solid consumer demand for both the Skullcandy and Astro brands.  Skullcandy domestic sell-through increased mid-teens year-over-year driven by a triple digit gain in our wireless headphone business according to NPD data. At the same time, Astro exceeded expectations and strengthened its connection with elite gamers through the recent launch of our A40 TR suite of products. However, we are disappointed that our strong sell-through performances could not overcome the softness in the U.S. audio headphone market which was unexpectedly down in the fourth quarter. This headwind, as well as aggressive promotional activity by our competitors, negatively affected our replenishment business for Skullcandy branded products contributing to the majority of our revenue miss, combined with a product mix shift that negatively weighed on gross margins,” explained Skullcandy President and CEO Hoby Darling.

“We also chose to minimize sales to discount channels to further protect the Skullcandy brand and our retailers, as well as continue the clean-up work with our largest China distributor during the fourth quarter, as we shift to a more direct model in China,” added Darling.

Darling continued, “Our recent market share gains and strong pipeline of innovative new products have us cautiously optimistic about our near-term growth prospects, particularly for our gaming and wireless businesses. Our outlook is being balanced by the challenging audio market conditions in the U.S. and our ongoing work to improve certain international markets.  As a result, in 2016 we now expect net sales to grow in the mid to high-single digits and earnings per share to grow at a mid-teens rate over 2015 results, excluding the 2015 Q4 bad-debt allowance for our China distributor.”

The Company expects to report its actual results for the fourth quarter and full year 2015 and provide a full year outlook for 2016 in March 2016. This press release contains certain non-GAAP information, such as currency neutral basis, which is intended to provide visibility into the Company’s operations by excluding the effects of foreign currency exchange rate fluctuations.

*"Currency neutral basis," assumes the foreign exchange rates in effect for the fourth quarter ended December 31, 2015 were in effect for the fourth quarter ended December 31, 2014 and that neither period receives the effect of foreign currency related income or expense. For further details on currency neutral basis, please refer to our previously filed 2015 Form 10-Qs.

Mexico Distribution

The Company announced that it has acquired the minority interest in its Mexico joint venture and now operates a wholly-owned subsidiary in this market. Darling explained, “We are excited to now have full control of our business in Mexico. The Skullcandy brand has resonated extremely well with consumers in this market since launching a few years ago. By working directly with our retail partners combined with additional demand creation investments, we believe we can accelerate sales growth and increase our market share at a faster pace.”

ICR Conference
The Company also announced that it will make a presentation at the 2016 ICR Conference, held at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Management will host the presentation currently scheduled for Wednesday, January 13, 2016 at 10:30 a.m. Eastern Time.

The slides accompanying the presentation will be posted at www.skullcandy.com under the Investor Relations section prior to the presentation.

About Skullcandy, Inc.
Skullcandy, Inc. creates world-class audio experiences through its Skullcandy®, Astro Gaming®, and 2XL® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. ASTRO Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. ASTRO Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy, ASTRO Gaming, and 2XL products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, London, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at www.skullcandy.com. The ASTRO Gaming website can be found at www.astrogaming.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2014 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2015 and our 2015 10-Qs. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com